CANADA
PROVINCE OF BRITISH COLUMBIA

NUMBER

214840

Province of British Columbia
Ministry of Finance and Corporate Relations
REGISTRAR OF COMPANIES

COMPANY ACT

CERTIFICATE

I HEREBY CERTIFY THAT

LITTLE BEAR RESOURCES LTD.

HAS THIS DAY CHANGED ITS NAME TO THE NAME

RESPONSE BIOMEDICAL CORP.

GIVEN, UNDER MY HAND AND SEAL OF OFFICE
AT VICTORIA, BRITISH COLUMBIA
THIS 15TH DAY OF OCTOBER, 1991

DAVID W. BOYD
REGISTRAR OF COMPANIES